Exhibit 99.1

LIBERTY MEDIA CORPORATION TO PRESENT AT THE 2010 BANK OF AMERICA MERRILL LYNCH MEDIA, COMMUNICATIONS & ENTERTAINMENT CONFERENCE

Englewood, Colo, Sept. 8 - Liberty Media Corporation (Nasdaq: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) announced that John Malone, Chairman of Liberty Media Corporation, will be presenting at the 2010 Bank of America Merrill Lynch Media, Communications and Entertainment Conference, on Wednesday, September 15th at 12:00 p.m., Pacific Time at the Island Hotel Newport Beach, in Newport Beach, CA.  During his presentation, Mr. Malone may make observations regarding the company’s financial performance and outlook and may discuss the previously announced split-off of the Liberty Capital and Liberty Starz tracking stock groups.

The presentation will be broadcast live via the Internet.  All interested persons should visit the Liberty Media Corporation website at http://www.libertymedia.com/events to register for the webcast.  An archive of the webcast will also be available on this website for 30 days.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (Nasdaq:  LSTZA, LSTZB), which includes Liberty Media’s interest in Starz Entertainment, and (3) the Liberty Capital group (Nasdaq:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc. and Live Nation.

Additional Information

Nothing in this press release shall constitute a solicitation to buy or an offer to sell shares of Liberty Media stock or the stock of the split-off entity.  The offer and sale of shares in the proposed split-off will only be made pursuant to an effective registration statement. Stockholders and other investors are urged to read the registration statement to be filed with the SEC, including the proxy statement/prospectus to be contained therein, because it will contain important information about the transaction.  A copy of the registration statement and the proxy statement/prospectus, once filed, will be available free of charge at the SEC’s website (http://www.sec.gov). Copies of the proxy statement/prospectus and the filings with the SEC that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to Liberty Media Corporation, 12300 Liberty Boulevard, Englewood, Colorado 80112, Attention: Investor Relations, Telephone: (720) 875-5408.

Participants in a Solicitation

The directors and executive officers of Liberty Media and other persons may be deemed to be participants in the solicitation of proxies in respect of proposals to approve the split-off.  Information regarding Liberty Media’s directors and executive officers, those of the split-off entity and other participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be available in the proxy materials to be filed with the SEC.

Contact:

Courtnee Ulrich

720-875-5420